Exhibit 99.5

FORM OF OFFER TO EXCHANGE

8.00% First Mortgage Bonds, Series B due August 28, 2012

Which Have Been Registered Under the Securities Act of 1933

For Any and All Outstanding

8.00% First Mortgage Bonds, Series A Due August 28, 2012

of

NORTHERN STATES POWER COMPANY

To Registered Holders and Depository

Trust Company Participants:

      We are enclosing herewith the material listed below relating to the offer by Northern States Power Company (the “Company”), a Minnesota corporation, to exchange 8.00% First Mortgage Bonds, Series B due August 28, 2012 (the “Exchange First Mortgage Bonds”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like amount of the issued and outstanding 8.00% First Mortgage Bonds, Series A due August 28, 2012 of the Company (the “Original First Mortgage Bonds”) issued in a private placement, upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated                     , 200     , and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

      Enclosed herewith are copies of the following documents:

1. Prospectus dated , 200 (the “Prospectus”);

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. Instruction to Registered Holder and/or Book-Entry Transfer participant from the beneficial owner (the “Owner”); and

5. Letter which may be sent to your clients for whose account you hold Original First Mortgage Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire 5:00 p.m., New York City time, on                     , 200     , unless extended.

      The Exchange Offer is not conditioned upon any minimum number of Original First Mortgage Bonds being tendered.

      Pursuant to the Letter of Transmittal, each holder of Original First Mortgage Bonds will represent to the Company that (i) the holder is not an “affiliate” of the Company (as defined in Rule 405 under the Securities Act), (ii) any Exchange First Mortgage Bonds to be received by the holder are being acquired in the ordinary course of its business and each holder received the Original First Mortgage Bonds being tendered for exchange in the ordinary course of its business, (iii) if the holder is not a broker-dealer, the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to engage in a distribution (within the meaning of the Securities Act) of Exchange First Mortgage Bonds to be received in the Exchange Offer, and (iv) the holder is not a broker-dealer tendering Original First Mortgage Bonds acquired directly from the Company. If the tendering holder is a broker-dealer it represents and agrees, consistent with certain interpretive letters relating to exchange offers issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (a) such Original First Mortgage Bonds held by the broker-dealer are held only as a nominee, or(b) such Original First Mortgage Bonds were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange First Mortgage Bonds (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).

      The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Original First Mortgage Bonds for you to make the foregoing representations.

      The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original First Mortgage Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original First Mortgage Bonds to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

      Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

THE BANK OF NEW YORK
C/O BNY MIDWEST TRUST COMPANY

      Nothing contained herein or in the enclosed documents shall constitute you the agent of Northern States Power Company or The Bank of New York or authorize you to use any document or make any statement on their behalf in connection with the exchange offer other than the documents enclosed herewith and the statements contained therein.

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